Exhibit 23.1

KPMG LLP Chartered Accountants 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal (Québec) H3A 0A3	Telephone Fax Internet	(514) 840-2100 (514) 840-2187 www.kpmg.ca

AUDITORS’ CONSENT

The Board of Directors

Consolidated Thompson Iron Mines Limited

We consent to the use of our report dated March 9, 2011 to the Board of Directors of Consolidated Thompson Iron Mines Limited with respect to the consolidated balance sheets of the Consolidated Thompson Iron Mines Limited as at December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2010, included in the U.S. prospectus supplement of Cliffs Natural Resources Inc. dated March 16, 2011 relating to the sale and issue of senior notes due 2021 and 2040, and to the reference to our firm under the heading “Experts” in the U.S. prospectus supplement.

/s/ KPMG LLP

Chartered Accountants

Montréal, Canada

March 16, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.